Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated June 3, 2021, with respect to the consolidated financial statements of Arbe Robotics Ltd. and its subsidiary included herein and to the reference to our firm under the heading ‘Experts’ in the prospectus.

/s/ Somekh Chaikin

Member Firm of KPMG International

September 8, 2021

Tel Aviv, Israel